EXHIBIT 4.4




              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                        OF

                              DUQUESNE CAPITAL L.P.




             This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DUQUESNE CAPITAL L.P. (this "Agreement"), dated May 9, 1994 is entered into by and between Duquesne Light Company, a Pennsylvania corporation, as general partner (the "General Partner"), and Susan Fields, as limited partner (the "Initial Limited Partner").

             WHEREAS, the General Partner and the Initial Limited Partner have heretofore formed a limited partnership pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section
   17-101, et seq.,                                      -------
           -- ---
   as amended from time to time (the Limited Partnership with the office of the Secretary of State of Delaware on April 27, 1994, and entering into an Agreement of Limited Partnership of the Partnership , dated as of April 27, 1994 (the "Original Limited Partnership Agreement"); and

             WHEREAS, the General Partner and the Initial Limited Partner have agreed to change the name of the Partnership from Duquesne Light L.P. to Duquesne Capital L.P., and to amend and restate the Original Limited Partnership Agreement in its entirety to reflect such change;

             NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

             1.   Name.     The name  of  the limited  partnership  heretofore
   formed and continued hereby is Duquesne Capital L.P. (the "Partnership").

             2. Purpose. The Partnership is organized for the sole purpose of issuing its interests in the Partnership, including, without limitation, its general partner interests and its limited partner interests (the latter, the "Limited Partner Interests") and lending the proceeds thereof to the General Partner in return for debentures or other debt instruments of the General Partner ("Debentures"), and to engage in any and all activities necessary, advisable or incidental thereto.

             3. Registered Office and Agent. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Partnership is The Corporation Trust Company.

             4. Partners. The names and the business, residence or mailing address of the General Partner and the Initial Limited Partner are as follows:

                  General Partner
                  ---------------

                  Duquesne Light Company
                  One Oxford Centre
                  301 Grant Street
                  Pittsburgh, Pennsylvania  15279

                  Initial Limited Partner
                  -----------------------

                  Susan Fields
                  Reid & Priest
                  40 West 57th Street
                  New York, New York  10019

             5.   Powers.   The  powers of  the  General  Partner include  all
   powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

             6. Duration. The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2044, or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under Section
   17-802 of the Act.

             7.   Capital Contributions.   The  partners  of  the  Partnership
   have contributed the following amounts, in cash, and no other property, to the Partnership:

                  General Partner                           $1.00
                  ---------------

                  Initial Limited Partner                   $1.00
                  -----------------------


             8.   Additional Contributions.     No partner  of the Partnership
   is required to make any additional capital contribution to the Partnership.

             9. Allocations of Profits and Losses. The Partnership's profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

             10. Distributions. Distributions shall be made to the partners of the Partnership at the time determined by the General Partner, but at least once during each fiscal year of the Partnership, the General Partner shall cause the Partnership to distribute any cash held by it which is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the partners of the Partnership in the same proportion as their capital account balances at the time of such distribution.

             11. Assignments. The Initial Limited Partner may assign all or any part of her Limited Partner Interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner. The Initial Limited Partner has no right to grant an assignee of her Limited Partner Interest the right to become a substituted limited partner in the Partner.

             The General Partner may not assign its interest in the Partnership in whole or in any part under any circumstances, except to a permitted successor of the General Partner under any instrument under which Debentures are issued.

             12.  Withdrawal.    Except as provided  in the following  Section
   13, no right is given to any partner of the Partnership to withdraw from the Partnership.

             13.  Additional Partners.

                  a. Without the approval of the Initial Limited Partner, the General Partner may admit additional limited partners to the Partnership. Upon the admission of one or more additional limited partners to the Partnership, the Initial Limited Partner shall withdraw from the Partnership and shall be entitled to receive forthwith the return of her capital contribution, without interest or deduction.

                  b. After the admission of any additional limited partners to the Partnership pursuant to this Section 13, the Partnership shall continue as a limited partnership under the Act.

                  c. The admission of any additional limited partners to the Partnership pursuant to this Section 13 shall be accomplished by the amendment of this Agreement.

             14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

             15. Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be an original and all of which together shall constitute one and the same Agreement.

             IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Amended and Restated Agreement of Limited Partnership as of the date first above stated.

                            General Partner:
                            ---------------

                                 DUQUESNE LIGHT COMPANY




                                 By: /s/ Gary L. Schwass
                                     -------------------
                                    Name:  Gary L. Schwass
                                    Title: Vice President - Finance



                                           Chief Financial Officer


                            Initial Limited Partner:
                            -----------------------



                                 /s/ Susan Fields
                                 ----------------
                                   Susan Fields